\          Exhibit 99


[LOGO OF HERHSEY FOODS APPEARS HERE]       HERSHEY FOODS NEWS
                                           Hershey Foods Corporation
                                           100 Cyrstal A Drive
                                           Hershey, PA  17033
                                           E-Mail: pr@hersheys.com
                                                   ---------------
                                           http://www.hersheys.com

===============================================================
FOR IMMEDIATE RELEASE                         CONTACT:
December 11, 2000                             John C. Long
                                              717-534-7631

                                              FINANCIAL CONTACT:
                                              James A. Edris
                                             717-534-7556


      William F. Christ Named Executive Vice President and Chief Operating
        Officer, Hershey Foods Corporation


Kenneth L. Wolfe, Chairman and Chief Executive Officer, Hershey Foods Corporation, today announced that William F. Christ has been named Executive Vice President and Chief Operating Officer of the Corporation. In a related announcement, Frank Cerminara has been named to succeed Christ as Vice President, Chief Financial Officer and Treasurer, Hershey Foods Corporation.

Christ replaces Michael F. Pasquale, who has resigned. Pasquale's resignation is unrelated to the financial performance of the Corporation, which continues to point to a good finish for the year.

In making this announcement, Wolfe said, "I am very pleased to announce Bill Christ's appointment as Executive Vice President and Chief Operating Officer. Bill brings a wide range of experience as well as the respect of the financial community and our customers to this position. With our performance in 2000 continuing to progress well and our future looking bright, Bill brings solid leadership skills as well as broad experience and in-depth knowledge of our business to the task of leading our company forward."

Christ, a 31-year veteran of Hershey Foods, most recently served as Senior Vice President, Chief Financial Officer and Treasurer of the Corporation. He joined Hershey Foods in 1969 and worked in a succession of finance positions, including Vice President, Finance and Administration, in the Corporation's Hershey Chocolate U.S.A. and Hershey International divisions. Christ was named President, Hershey International, in 1988 and became Senior Vice President and Chief Financial Officer, Hershey Foods Corporation, in 1994, adding the position of Corporate Treasurer in 1997.
                                    - more -


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Christ, a native of Johnstown,  Pa., received a B.S. in Business  Administration from Virginia Polytechnic Institute and State University and an M.A. in Business from the Pennsylvania State University. He also attended the International Management Development Institute, Lausanne, Switzerland, and the International Management Institute, Geneva, Switzerland. He served over four years in the United States Air Force, achieving the rank of Captain. In 1991, Christ was named an Alumni Fellow of the Pennsylvania State University. He also is a member of the Advisory Board of F. M. Global Insurance Company. Christ and his wife, Carol, reside in Lebanon, Pa.


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